Exhibit 4.12

Form of Purchase Order between Xiamen Xianglu Chemical Fiber Co., Ltd and

Dongguan Jiasheng Enterprise Co., Ltd

Supplier Name: Xiamen Xianglu Chemical Fiber Co., Ltd	Currency: RMB
Order Number: JSC201603XL	Oder Date: 2015-12-23

Product Code	Product Name	Weight Unit	Quantity	Unit Price (+tax)	Tax Rate	Total Amount	Delivery Date
1.01.01.30.0373C	Nylon Yarn (yellow)	KG	10.00	43.2900	17%	432.90	2016-01-12
1.01.01.100.BK-GQ	High Strength Yarn (black)	KG	1,307.00	18.0000	17%	23,526.00	2016-01-12
1.01.03.10.S217-00000TPX-GT	100D/ Yarn (grey)	KG	109.00	60.8400	17%	6,631.56	2016-01-12
1.01.03.15.00116CS	150D Yarn 116C (yellow)	KG	10.00	22.8200	17%	228.20	2016-01-12
1.01.01.84. WT-GQ	840D Nylon Yarn (white)	KG	75.00	16.3800	17%	1,228.50	2016-01-12
1.01.03.15.00376CS	150D Yarn 376C (green)	KG	10.00	22.8200	17%	228.20	2016-01-12
1.01.03.15.00BK-DT	150D Polyester (black)	KG	10.00	21.0600	17%	210.60	2016-01-12
1.01.03.15.00SSS-258-DT	150D Polyester (purple)	KG	712.00	16.9700	17%	12,082.64	2016-01-12

TOTAL: 44,568.60 (RMB)

Delivery Site: Dongguan

Notes:

1. Please revert to our Purchase Department within 24 hours of receiving the order with signature and company chop.

2. Without our consent, please do not change or revise the order and terms.

3. Please mark the delivery receipt and the packaging with the order number, product name/code and quantity; without such information, we have the right to reject the order.

4. If any delay on delivery, we shall deduct the penalty fee resulted from such delay based on the supplier contract; any delay over 3 days entitles us to reserve the right to cancel the order.

5. All delivered order shall meet our quality and environmental protection requirements; any loss due to returned products because of any delayed delivery, unqualified specifications and poor quality shall be borne by you.

6. This contract is made in two copies and will be effective upon the execution of the contract.